Exhibit 10.8
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and effective as of the  24th day of June, 2010, by and between EClips Media Technologies, Inc. (the “Company”), and Brooke Capital Investments, LLC (“Brooke”).
WHEREAS, the Company desires to have Brooke provide certain consulting services, as described in Section 1 of this Agreement, pursuant to the terms and conditions of this Agreement; and
WHEREAS, Brooke desires to provide the Services to the Company pursuant to the terms and conditions of this Agreement in exchange for the Consulting Fee (defined in Section 2) and expense reimbursement provided for in Section 2.
NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:
1. CONSULTING SERVICES. During the term of this Agreement, Brooke, in the capacity as an independent contractor, shall provide the services to the Company set forth on Schedule 1 (the “Services”). The Company acknowledges that Brooke will limit its role under this Agreement to that of a consultant, and the Company acknowledges that Brooke is not, and will not become, engaged in the business of (i) effecting securities transactions for or on the account of the Company, (ii) providing investment advisory services as defined in the Investment Advisors Act of 1940, or (iii) providing any tax, legal or other services. The Company acknowledges and hereby agrees that Brooke is not engaged on a full-time basis and Brooke may pursue any other activities and engagements it desires during the term of this Agreement. Brooke shall perform the Services in accordance with all local, state and federal rules and regulations.
2. COMPENSATION TO Brooke.
(a) The Company shall pay to Brooke an amount equal to One hundred and fifty thousand ($150,000) dollars (the “Consulting Fee”), in cash, on the date of execution of this Agreement.
(b) Any commercially reasonable out-of-pocket expenses incurred by Brooke in connection with the performance of the Services (the “Brooke Expenses”) shall be reimbursed by the Company within thirty (30) days of Brooke submitting to the Company an invoice that details the amount of the Brooke Expenses and includes written documentation of each expense that exceeds Fifty Dollars ($50), provided such expenses are approved by Company in writing in advance. Brooke shall not charge a markup, surcharge, handling or administrative fee on the Brooke Expenses. The Company acknowledges that Brooke may incur certain expenses during the term of this Agreement, but not receive a bill or receipt for such expenses until after the term of this Agreement. In such case, Brooke shall provide the Company with an invoice and documentation of the expense and the Company shall reimburse Brooke for such expenses within five (5) days after receiving such invoice.

3. TERM. The term of this Agreement shall be for twelve (12) months and commence as of the date of this Agreement, subject to Section 4 of this Agreement (the “Term”).
4. EFFECT OF TERMINATION. This Agreement may not be terminated during the Term and under no circumstance is Brooke under any obligation to return all or any portion of the Consulting Fee to the Company.
5. ACCURACY OF INFORMATION PROVIDED TO Brooke. The Company represents and warrants to Brooke that the publicly available financial information concerning the Company subsequent to January 1, 2010 is, to the knowledge of the Company, true and correct in all material respects
6. INDEPENDENT CONTRACTOR. Brooke shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Brooke, and Brooke shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.
7. NO AGENCY CREATED. No agency, employment, partnership or joint venture shall be created by this Agreement, as Brooke is an independent contractor. Brooke shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.
8. INDEMNIFICATION.
(a) Indemnity by the Company. The Company hereby agrees to indemnify and hold harmless Brooke and each person and affiliate associated with Brooke against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal counsel fees), and in addition to any liability the Company may otherwise have, arising out of, related to or based upon:
(i)	Any breach by the Company of any representation, warranty or covenant contained in or made pursuant to this Agreement; or
(ii)	Any violation of law, rule or regulation by the Company or the Company’s agents, employees, representatives or affiliates.

(b) Indemnity by Brooke. Brooke hereby agrees to indemnify and hold harmless the Company and each person and affiliate associated with the Company against any and all losses, claims, damages, liabilities and expenses (including reasonable costs of investigation and legal counsel fees), and in addition to any liability the Company may otherwise have, arising out of, related to or based upon:
(i)	Any breach by Brooke of any representation, warranty or covenant contained in or made pursuant to this Agreement; or
(ii)	Any violation of law, rule or regulation by Brooke or Brooke’s agents, employees, representatives or affiliates.
(c) Actions Relating to Indemnity. If any action or claim shall be brought or asserted against a party entitled to indemnification under this Agreement (the “Indemnified Party”) or any person controlling such party and in respect of which indemnity may be sought from the party obligated to indemnify the Indemnified Party pursuant to this Section 8 (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing and, the Indemnifying Party shall assume the defense thereof, including the employment of legal counsel and the payment of all expenses related to the claim against the Indemnified Party or such other controlling party. If the Indemnifying fails to assume the defense of such claims, the Indemnified Party or any such controlling party shall have the right to employ a single legal counsel, reasonably acceptable to the Indemnifying Party, in any such action and participate in the defense thereof and to be indemnified for the reasonable legal fees and expenses of the Indemnified Party’s own legal counsel.
(d) This Section 8 shall survive any termination of this Agreement for a period of three (3) years from the date of termination of this Agreement. Notwithstanding anything herein to the contrary, no Indemnifying Party will be responsible for any indemnification obligation for the gross negligence or willful misconduct of the Indemnified Party.
9. NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a party may designate by ten (10) days prior written notice:
If to the Company:

EClips Media Technologies, Inc
110 Greene Street, Suite 403,
New York, New York 10012
Phone: 212-851-6425
Attn: Gregory D. Cohen

If to Brooke:

Brooke Capital Investments, LLC
3208 Society Place
Newtown, PA
Phone: (201) 390-1660
Fax: (212-656-1188
Attn: David Zazoff

10. ASSIGNMENT. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.
11. CONFIDENTIAL INFORMATION. Brooke agrees that, at no time during the Term or a period of five (5) years immediately after the Term, will Brooke (a) use Confidential Information (as defined below) for any purpose other than in connection with the Services or (b) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company. As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company or its affiliates, including, without limitation, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulae, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures and employee files and information; provided, however, that “Confidential Information” shall not include any information that (i) has entered the public domain through no action or failure to act of Brooke; (ii) prior to disclosure hereunder was already lawfully in Brooke’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by Brooke on a non-confidential basis from a third party who has the right to disclose such information to Brooke; or (iv) is ordered to be or otherwise required to be disclosed by Brooke by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.
12. RETURN OF MATERIALS AT TERMINATION. Brooke agrees that all documents, reports and other data or materials provided to Brooke shall remain the property of the Company, including, but not limited to, any work in progress. Upon termination of this Agreement for any reason, Brooke shall promptly deliver to the Company all such documents, including, without limitation, all Confidential Information, belonging to the Company, including all copies thereof.
13. CONFLICTING AGREEMENTS; REQUISITE APPROVAL. Brooke and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and each of the Company and Brooke represent and warrant that it has all requisite corporate authority and approval to enter into this Agreement and it is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

14. NO WAIVER. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.
15. GOVERNING LAW. This Agreement shall be governed by, construed in accordance with and enforced under the internal laws of the State of New York. The venue for any legal proceedings in connection with this Agreement shall be in the federal or state courts located in the City of New York, State of New York.
16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may only be changed by written documentation signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supercedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Brooke or any of its affiliates.
17. SECTION HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.
18. SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions in this Agreement shall be construed as severable and independent thereof.
19. BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Section 10 of this Agreement.
20. ATTORNEY’S FEES. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys’ fees and post judgment costs, from the other party.
21. AUTHORIZATION. The persons executing this Agreement on behalf of the Company and Brooke hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

22. ADDITIONAL DOCUMENTS. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.
23. COUNTERPARTS & TELEFACSIMILE. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile of this Agreement may be relied upon as full and sufficient evidence as an original.
24. COMPLIANCE WITH LAW. Brooke will comply with all laws, rules and regulations related to its activities on behalf of the Company pursuant to this Agreement. Brooke shall provide a prominent notice on all newsletters and websites/webcasts/interview materials and other communications with investors or prospective investors in which Brooke may be reasonably deemed to be giving advice or making a recommendation that Brooke has been compensated for its services and owns common stock of the Company. Brooke acknowledges that it is aware that the federal securities laws restrict trading in the Company’s securities while in possession of material non-public information concerning the Company. Brooke acknowledges that with respect to any Company securities now or at any time hereafter beneficially owned by Brooke or any of its affiliates, that he will refrain from trading in the Company’s securities while he or any such affiliate is in possession of material non-public information concerning the Company, its financial condition, or its business and affairs or prospects.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

The Company:

EClips Media Technologies, Inc.

By:	/s/ Greg Cohen Greg Cohen

Brooke:

Brooke Capital Investments, LLC

By:	/s/ David Zazoff David Zazoff
AGREED AND ACCEPTED AS TO PAR 24 ONLY:

DAVID ZAZOFF

/s/ David Zazoff

Schedule 1
Services
The following are the Services that Brooke shall provide to the Company:
Corporate Communications to Include:
•	The writing, design, and revisions of marketing materials with company management

•	The coordination of third party vendors to disseminate marketing materials such as direct mail (company to pay out of pocket expenses)

•	Design Company Logo and Corporate Materials

•
Create, draft and design Company website (including all SEC required website publishing, such as SEC filings and reports, press releases, etc.) and arrange for hosting (at separately billed hosting cost)

•	Develop a comprehensive Investor relations plan and arranging non-deal roadshows as requested with brokers, fund managers and accredited investors

•	Press Release guidance and dissemination

•	Management and hosting of quarterly conference calls/web casts

•	Database Management

•	Financial Package Management

•	Investor Website review and recommendations

•	Presentation assessment and revisions

•	Fielding investor inquiries

•	Investor line to handle calls

•	Dissemination to all opt-in investors on Brookes’ or affiliates websites